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                                                                       Exhibit 5

                                  July 27, 1998

The Elder-Beerman Stores Corp.
3155 El-Bee Road
Dayton, Ohio  45439

                  RE: REGISTRATION OF UP TO 3,220,000 SHARES OF COMMON STOCK, WITHOUT PAR VALUE, OF THE ELDER-BEERMAN STORES CORP.

Ladies and Gentlemen:

                  We are acting as counsel to The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), in connection with the issuance and sale of up to 3,220,000 shares, including 420,000 shares that may be sold pursuant to an over-allotment option granted by the Company to the Underwriters (as defined below), of Common Stock, without par value, of the Company (the "Shares") in accordance with the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, McDonald & Company Securities, Inc., Warburg Dillon Read LLC and Johnson Rice & Company Securities, Inc., as representatives of the Underwriters named therein (the "Underwriters") with respect to the Shares.

                  We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that, subject to the approval of the number and price of the Shares by the Pricing Committee of the Board of Directors of the Company, the Shares have been duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

                  In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Ohio and the federal laws of the United States of America, in each case as in effect on the date hereof.

                  We hereby consent to the filing of this opinion as Exhibit 5 and Exhibit 23(a) to the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Validity of Shares" in the Prospectus constituting a part of the Registration Statement.

                                          Very truly yours,


                                          JONES, DAY, REAVIS & POGUE